Exhibit 99.6

ADDENDUM TO RULES OF THE MEREO BIOPHARMA GROUP LIMITED SHARE OPTION SCHEME (SCHEME)

IMPACT OF DELISTING FROM AIM

NEW RULE 16 FOR THE SCHEME DEEMED INCORPORATED INTO THE RULES OF THE SCHEME

APPROVED BY THE BOARD ON 3 DECEMBER 2020

16.	IMPACT OF DELISTING FROM AIM

16.1	In the event the Company’s Shares delist from the Alternative Investment Market in 2020, the following terms shall apply thereafter with immediate effect on the “Effective Date”:

16.1

Each existing Option held on the Effective Date shall be deemed as modified on the Effective Date to comprise a right to acquire ADS subject its terms rather than a right to acquire Shares subject to its terms. The number of ADS under such modified Options shall be the result of the number of Shares subject to the relevant Option immediately prior to such modification divided by five (5) and rounded down to the nearest whole ADS (if relevant).

16.2

Such Options, as so modified, shall also have a revised Exercise Price determined as the result of the applicable Exercise Price per Share immediately prior to such modification multiplied by five (5) and converted from GBP into USD and rounded to two decimal places to become the applicable Exercise Price per ADS under the modified Option.

16.3	With immediate effect from such aforementioned modifications, where the context requires, reference in the Scheme to Shares shall be deemed be references to ADS unless the Board determines otherwise.

16.4	The Board shall retain full discretion as to the impact of this Rule 16 as to its application, intended effect and implementation on such basis as it determines appropriate.

16.5	ADS means an American Depository Share, representing five (5) Shares.

16.6	The Effective Date shall be 18th December 2020 or such later date in 2020 (if any) as the Board determines appropriate by reference to the date the cancellation of the AIM listing becoming effective.

16.7

The GBP to USD exchange rate shall be determined by reference to such reputable source as the Chief Executive approves and determined either by reference to the exchange rate on the Effective Date or an average of the exchange rates over a such period ending on the Effective Date as approved by the Chief Executive.

Example:

•	The Company delists from AIM on 18 December 2020.

•	The GBP:USD exchange rate on 18 December is 1GBP = 1.316 USD.

•	An Option is held over 1,000 ordinary shares and has an exercise price per share of £3.00 per ordinary share acquired on exercise.

•

Effective on the Effective Date, such Option would be automatically updated go forward on identical terms except it would relate to 200 ADS (as each ADS represents 5 ordinary shares) and have a revised exercise price of USD 19.74 per ADS (rather than £3 per ordinary share). USD 19.74 the result of (£3 x 5) x 1.316.

•	Upon the exercise of such Option (if any), subject to the terms of the Scheme, the participant would acquire 200 ADS at a cost of USD 19.74 per ADS.

MEREO BIOPHARMA GROUP LIMITED

SHARE OPTION SCHEME

SCHEME RULES

(Adopted by the Board on 8 July 2015)

RULES OF THE MEREO BIOPHARMA GROUP LIMITED

SHARE OPTION SCHEME

CONTENTS

Rule

1.	Definitions and Interpretation

2.	Grant of Options

3.	Vesting of Options

4.	Scheme limits

5.	Rights to Exercise Vested Options and Lapse of Options

6.	Exercise of Vested Options – Takeover

7.	Exercise of Vested Options - Admission

8.	Exercise of Vested Options – Trade Sale

9.	Winding up of Company

10.	Exercise Price, Taxation etc.

11.	Variation of Share Capital

12.	Administration

13.	Amendments

14.	General

RULES OF THE MEREO BIOPHARMA GROUP LIMITED

SHARE OPTION SCHEME

1.	DEFINITIONS AND INTERPRETATION

In this Scheme, the following words and expressions shall, where the context so permits, have the following meanings:

“Admission”	The admission of the Shares to the Official List of the United Kingdom Listing Authority or the granting of permission for the Shares to be dealt in on the Alternative Investment Market or any other recognised investment exchange (as defined in Section 285 of the Financial Services and Markets Act 2000);

“the Agreement”	the agreement in writing granting an Option pursuant to this Scheme entered into by an Employee and the Grantor in such form as the Board shall from time to time determine;

“Board”	the board of directors for the time being of the Company or, if applicable, a duly authorised Committee thereof;

“City Code”	the City Code on Takeovers and Mergers;

“the Company”	Mereo BioPharma Group Limited registered in England under number 09481161;

“Connected Person”	the meaning given by Section 993 of the Income Tax Act 2007;

“Control” and cognate expressions	the meaning given by Section 995 of the Income Tax Act 2007;

“Date of Grant”	the date on which an Option is granted as evidenced by the Agreement;

“Employee”	an individual who is a bona fide employee of a Group Company

“Exercise Price”	the price determined by the Board at which each Share subject to an Option may be acquired (subject to Rule 11 - variation of share capital) and either:

(a)   specified at the Date of Grant; or

(b)   to be determined at a later date by reference to a formula specified at the Date of Grant,

provided that if Shares are to be subscribed, it may not be less than the nominal value of a Share;

“Good Leaver”

an Optionholder who ceases to be a director or Employee of a Group Company and does not continue or thereupon become a director or Employee with a Group Company where such cessation occurs for one of the following reasons:

a)  injury, ill health or disability (evidenced to the satisfaction of the Board);

b)  redundancy (within the meaning of Part XI of the Employment Rights Act 1996;

c)  the transfer of the undertaking or part-undertaking in which the Optionholder is employed to a person other than a Group Company; or

d)  the Company by which the Optionholder is employed ceasing to be a Group Company; or

e)  any other reason which the Board considers justifies such cessation to be a “good leaver” reason;

“Grantor”	the Company or such other person who grants an Option under this Scheme;

“Group Company”	the Company or any Subsidiary of the Company;

“ITEP Act”	the Income Tax (Earnings and Pensions) Act 2003;

“Option”	a right to acquire Shares pursuant to this Scheme;

“Optionholder”	An individual to whom an Option has been granted which has neither lapsed nor been surrendered or exercised;

“Personal Data”	any personal information which could identify an Optionholder including Options held under this Scheme or options held under any other employees’ share scheme operated by the Company or any other Group Company.

“Personal Representatives”	in relation to the Optionholder the legal personal representatives of the Optionholder (being either the executors of the Optionholder’s will to whom a valid grant of probate has been made or if the Optionholder dies intestate the duly appointed administrator(s) of the Optionholder’s estate) who have provided to the Board satisfactory evidence of their appointment as such;

“Rules”	the rules of this Scheme as amended from time to time;

“this Scheme”	the Mereo BioPharma Group Limited Share Option Scheme, as amended from time to time;

“Shares”	fully paid Ordinary Shares of £0.001 each in the capital of the Company and the expression “Share” shall be construed accordingly;

“Subsidiary”	any company which the Company Controls (on its own or together with any Connected Person);

“Takeover”

means:-

a)  a person obtaining Control of the Company;

b)  a person becoming bound or entitled to acquire Shares under Sections 979 to 985 of the Companies Act 2006; or

c)  a Court, under section 899 of the Companies Act 2006, sanctioning a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, provided that, for the purposes of (a) above, a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it;

“Taxes Act”	the Income and Corporation Taxes Act 1988;

“Trade Sale”	the sale by the Company to a person, or to persons who in relation to each other are Connected Persons (other than a Subsidiary) or acting in concert within the meaning of the City Code, of assets or part of the undertaking of the Company representing 51% or more of the assets or turnover or gross profits of the Company, other than as part of a scheme of reconstruction of the Company;

“Vest”	means in relation to an Option, and subject to the satisfaction (or waiver) of any conditions imposed pursuant to Rule 3.5, the crystallisation of the Optionholder’s right to exercise such Option (or part thereof) (and “Vests”, “Vesting” and “Vested” shall be construed accordingly);

“Vested Option”	an Option or part thereof which has Vested;

“Vesting Schedule”	the Vesting Schedule attached to the Agreement.

The Interpretation Act 1978 shall apply hereto as it does to an Act of Parliament. Any references to any statutory provision are to that provision as amended or re-enacted from time to time. Unless the context otherwise requires, words in the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and vice versa and the headings set out below are for guidance only and shall not be used as an aid to the construction of these provisions.

2.	GRANT OF OPTIONS

2.1	Subject to Rule 2.5, the Grantor may grant an Option to an Employee, director of any Group Company or consultant to the Group at any time.

2.2	The right to exercise an Option may be subject to conditions imposed by the Grantor in accordance with Rule 3.5.

2.3	As soon as practicable after the Grantor decides to grant an Option to an Employee the Grantor and the Employee shall enter into an enforceable agreement which shall state:

(a)	the Date of Grant of the Option;

(b)	the number, or maximum number, of Shares that may be acquired;

(c)	whether the Option is over issued or unissued shares or a combination;

(d)	the Exercise Price payable for each Share subject to the Option or the method by which that price is to be determined;

(e)	any conditions of exercise imposed by the Grantor pursuant to Rule 3.5; and

(f)	when and how the Option may be exercised.

2.4

Subject to the right of a deceased Optionholder’s Personal Representatives to exercise an Option in accordance with Rule 5.5, every Option shall be personal to the Employee to whom it is granted and shall not be capable of being transferred, assigned or charged.

2.5

An Option shall not be granted unless the Grantor is satisfied at the relevant time (if then applicable) that such grant would not be in breach of any applicable laws, codes or regulations relating to the acquisition of securities by Employees including any internal code of the Company.

3.	VESTING OF OPTIONS

3.1

When granting an Option, the Grantor may, if in its discretion it thinks fit determine any date or dates prior to the day before the tenth anniversary of its Date of Grant on which the Option Vests in whole or in part, and, where on any date only part Vests, the number of Shares in respect of which it so Vests. Such date or dates being set out in a Vesting Schedule attached to the relevant Agreement.

3.2

Subject to Rules 6 (Takeovers) and 8 (Trade Sale), no Option shall Vest or Vest further (as the case may be) following the date on which the Optionholder ceases to hold any office or employment with a Group Company.

3.3	The Board may, if in its discretion it thinks fit, accelerate the Vesting of an Option under the Scheme.

3.4	Where in relation to any Option no Vesting Schedule has been imposed pursuant to Rule 3.1 that Option shall Vest in full at the Date of Grant.

3.5

In addition, the right to exercise an option may be conditional upon the satisfaction of an objective performance condition imposed by the Grantor at the Date of Grant as set out in the Option Agreement. At the discretion of the Board, any such performance condition shall cease to apply in any of the circumstances set out in Rule 5.5 (Death), Rule 5.6 (leavers), Rule 6 (Takeovers) and Rule 8 (Trade Sale).

3.6

If, after the Grantor has imposed any performance condition pursuant to Rule 3.5, events occur which cause the Board to consider that such performance condition has become unreasonable, unfair or impractical, the Grantor may in its discretion (provided that such discretion is exercised fairly and reasonably) amend, relax or waive such performance condition provided that any performance condition which is amended or relaxed will be no more difficult to satisfy than when it was originally imposed or last amended or relaxed.

3.7	The Grantor shall notify all relevant Optionholders in writing of any amendment, relaxation or waiver of any performance condition made pursuant to Rule 3.6.

4.	SCHEME LIMITS

4.1 The maximum number of Shares which may be placed under Option for subscription under this Scheme, when added to the number of Shares allocated for subscription under this or any other employee share scheme adopted by the Company, shall not exceed the limit set out in the Subscription and Shareholders’ Agreement relating to the Company dated 28 July 2015.

5.	RIGHTS TO EXERCISE AND LAPSE OF OPTIONS

Time for exercise

5.1

No Option may be exercised unless and until it Vests and any performance condition specified in the Agreement pursuant to Rule 3.5 (as amended or relaxed or waived pursuant to Rule 3.6) has been satisfied and then, save as provided in Rule 9, only on the occurrence of any of the following:-

5.1.1.	a Takeover (in accordance with Rule 6); or

5.1.2.	an Admission (in accordance with Rule 7); or

5.1.3.	a Trade Sale (in accordance with Rule 8).

5.2	In the event of an Admission, those Options which have not Vested at the time of the Admission shall continue to Vest in accordance with Rule 3.1 above.

5.3	The proportion of an Option which becomes exercisable in accordance with Rule 5.1 shall be exercisable in whole or in part on one or more occasions.

5.4	Save as provided in Rules 5.5, 5.6 and 9, a Vested Option may be exercised by an Optionholder only while he is an Employee.

Death of the Optionholder

5.5.1

In the event that the Optionholder ceases to hold any office or employment with a Group Company by reason of his death, the Option may be exercised by the Personal Representatives of an Optionholder to the extent that the Option has Vested at the date of death in accordance with Rule 5.1 during the period of one year from and including the date of death of the Optionholder and if not then exercised shall lapse and cease to be exercisable at the end of that period of one year.

5.5.2

In the event that the Optionholder dies having ceased to hold any office or employment with a Group Company but before the Option has lapsed, the Option may be exercised by the Personal Representatives of the Optionholder to the extent that the Option has Vested at the date of death in accordance with Rule 5.1 during the period of one year from and including the date of death of the Optionholder and if not then exercised shall lapse and cease to be exercisable at the end of that period of one year.

Cessation of Employment

5.6

If an Optionholder ceases to hold any office or employment with a Group Company and does not continue or thereupon become an employee or director with a Group Company the whole of the Option shall lapse (whether or not Vested) unless the Optionholder is a Good Leaver in which event the Option to the extent that the Option has Vested at the date of cessation may be exercised in accordance with Rule 5.1 during such period as the Board shall determine and communicate in writing to the Optionholder, following the expiration of which the Option shall lapse.

Lapse of Options

5.7	An Option (whether or not Vested) shall lapse on the occurrence of the earliest of the following:-

(a)	the day before the tenth anniversary of the Date of Grant;

(b)

the expiry of the period (if any) allowed for the satisfaction of any performance condition pursuant to Rule 3.5 and set out in the Agreement without such performance condition having been satisfied or the date on which it comes apparent to the Board that any such performance condition has become incapable of being satisfied;

(c)	the expiry of the applicable period specified in Rules 5.5.1 and 5.5.2 (Death);

(d)

the date on which the Optionholder ceases to hold any office or employment with a Group Company or, if a director, ceases to be a director of any Group Company for any reason other than his death unless the Optionholder is a Good Leaver in which event only Options that have not Vested at the date of cessation of employment shall lapse on the date of cessation of employment;

(e)	the end of the period which is the shorter of 40 days immediately following the completion of a Takeover or a Trade Sale or any compulsory acquisition period;

(f)	the expiry of the applicable periods specified in Rule 9 (Winding Up of the Company);

(g)	the date on which a resolution is passed, or an order is made by the Court, for the compulsory winding up of the Company; and

(h)	the date on which the Optionholder becomes bankrupt or does or omits to do anything as a result of which he is deprived of the legal or beneficial ownership of the Option.

Miscellaneous Provisions

5.8.1	For the purposes of this Rule 5 the Optionholder ceases to hold office or employment with a Group Company:

(a)	if by reason of his resignation, on the date the Optionholder gives such notice of resignation;

(b)	if by reason of dismissal for cause, on the date the Optionholder receives such notice of dismissal; or

(c)	in any other case, on the date that the Optionholder no longer holds any office or employment with the Company or any Subsidiary.

5.8.2

A female Optionholder who is absent from her office or employment because of her pregnancy and who is entitled by contract or by virtue of Chapter I of Part VII of the Employment Rights Act 1996 to return to work, shall be deemed for the purposes of these Rules not to have ceased to hold office or be employed by any Group Company until such time as the female Optionholder is no longer entitled to return to work.

5.8.3

An Optionholder who is absent from their office or employment because of any entitlement to parental leave either by contract or by virtue of Chapter II of Part VIII of the Employment Rights Act 1996 to return to work shall be deemed for the purposes of these Rules not to have ceased to hold office or be employed by any Group Company until such time as the Optionholder is no longer entitled to return to work.

5.8.4

In their absolute discretion the Board may extend any period of 40 days referred to above (but not so as to exceed the day before the tenth anniversary of the Date of Grant and/or to extend the period specified in Rule 5.5 (Death)).

6.	EXERCISE OF VESTED OPTIONS - TAKEOVER

6.1.

In the event of a Takeover, all valid Options shall, to the extent not already Vested, immediately Vest in full and the Grantor shall give such notice, as it shall deem reasonable in the circumstances, to each Optionholder who holds unexercised Options. Each such Optionholder shall be entitled, until the end of the period of 40 days immediately following the completion of a Takeover, to exercise any such Option by notice in writing (in the form prescribed by the Grantor from time to time) given by the Optionholder (or his Personal Representatives as the case may be) to the Grantor. Any such acceleration of Vesting and the exercise of Options that have Vested shall be:

6.1.1	conditional upon the Takeover becoming unconditional in all respects (save for any condition relating to the transfer of Shares pursuant to the exercise of the Options); and

6.1.2	subject to the relevant Optionholders unconditionally accepting the terms of the Takeover on the same terms as the holders of other Shares.

6.2

Prior to the completion of the Takeover (but subject to Rules 10.1, 10.2 and 10.3) the Grantor shall allot or procure the transfer of the Shares in respect of which any Options have been validly exercised to the relevant Optionholder and the Company shall issue a definitive certificate or such other acknowledgement of shareholding as is from time to time permitted by the Company.

7.	EXERCISE OF VESTED OPTIONS – ADMISSION

At any time after an Admission, any Option that has Vested may be exercised by notice in writing (in the form prescribed by the Grantor from time to time) given by the Optionholder (or his Personal Representatives as the case may be) to the Grantor. Subject to Rules 10.1, 10.2 and 10.3, within 30 days of the exercise of an Option pursuant to this Rule, the Grantor shall allot or procure the transfer of the Shares in respect of which the Option has been validly exercised and the Company shall issue a definitive certificate or such other acknowledgement of shareholding as is from time to time permitted by the Company.

8.	EXERCISE OF VESTED OPTIONS – TRADE SALE

In the event of a Trade Sale, all valid Options shall, to the extent not already Vested, immediately Vest in full and the Grantor shall give such notice, as it shall deem reasonable in the circumstances, to each Optionholder who holds valid unexercised Options. Each such Optionholder shall be entitled, at the end of the period of 40 days immediately following the completion of a Trade Sale, to exercise any such Option by notice in writing (in the form prescribed by the Grantor from time to time) given by the Optionholder (or his Personal Representatives as the case may be) to the Grantor. Any such acceleration of Vesting and the exercise of Options that have Vested shall be conditional upon the Trade Sale becoming unconditional in all respects. Prior to the completion of the Trade Sale (but subject to Rules 10.1, 10.2 and 10.3), the Grantor shall allot or procure the transfer of the Shares in respect of which any Options have been validly exercised to the relevant Optionholder and the Company shall issue a definitive certificate or such other acknowledgement of shareholding as is from time to time permitted by the Company.

9.	WINDING UP OF THE COMPANY

9.1	If either:

9.1.1	the Company passes a resolution for its voluntary winding up; or

9.1.2	a winding up order is made by the court in relation to the Company the Grantor shall immediately give notice to the Optionholder, such notice to include the date the resolution was passed or the winding up order made (in either case the “Operative Date”) such that the Optionholder has the opportunity to exercise any Option which has Vested;

9.2

In the event the Optionholder exercised any Option under Rule 9.1 he will be entitled to rank in the winding up of the Company to the same extent to which he would have been so entitled to rank if he had been the holder of all such Shares (ignoring fractions);

9.3	There shall be deducted from the amounts (if any) due to the Optionholder on the winding up the aggregate of the Exercise Prices payable for such Shares.

10.	EXERCISE PRICE, TAXATION ETC

10.1	Unless and to the extent the Board decide otherwise, the notice of exercise of the Option shall be accompanied by a remittance in cleared funds for the aggregate of the Exercise Prices payable.

10.2

An Option may be granted subject to the condition that the Optionholder shall meet the Company’s, or such Group Company’s (if not the Company’s), or Grantor’s Secondary Class 1 National Insurance Contributions due, if any, on the exercise, cancellation or release of the Option. For this purpose, the Optionholder may be required, if requested by the Company, or the Employer Company (if not the Company) or Grantor at any time before the exercise, cancellation or release of the Option, to enter into an agreement to reimburse or an election to transfer liability for such Secondary Class I National Insurance Contributions in a form approved by HM Revenue & Customs and acceptable to the Company, Employer Company (if not the Company) or Grantor and to enter into such arrangements as may be approved by HM Revenue & Customs in order to secure that the payment of such liabilities is made on a timely basis.

10.3

If any Group Company or Grantor is liable to account for tax or social security contributions (in any jurisdiction) for which an Optionholder is liable by virtue of the exercise of the Option that or any other Group Company or the Grantor or the trustee of any trust which is intended to be an employees’ share scheme pursuant to Section 1166 of the Companies Act 2006 may:

(a)	withhold the appropriate amount of tax or social security from the Optionholder’s remuneration; or

(b)	make such other arrangements as it considers necessary (including the sale of Shares on behalf of the Optionholder) to finance the amounts in (a) above,

unless the Optionholder discharges the liability himself at the date of exercise of the Option.

10.4

Shares allotted under this Scheme shall rank pari passu in all respects with the Shares of the same class for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of allotment and in the case of a transfer of existing Shares the transferee shall not acquire any rights attaching to such Shares by reference to a record date prior to the date of such transfer.

10.5

The exercise of any Option (in whole or in part) shall not be permitted at a time when (if then applicable) such exercise would be in breach of any applicable laws, codes or regulations relating to the acquisition of securities, including any internal code of the Company.

11.	VARIATION OF SHARE CAPITAL

11.1	In the event of any capitalisation, rights issue, consolidation, subdivision, reduction or other variation of the share capital of the Company:

(a)	the number of Shares comprised in an Option;

(b)	the Exercise Price in respect of such Shares;

(c)

where an Option has been exercised pursuant to the provisions of these Rules but no Shares have been allotted or transferred in satisfaction of such exercise, the number of Shares to be so allotted or transferred and the Exercise Price in respect of such Shares, may be varied in such manner as the Board shall determine to be in their opinion fair and reasonable, provided that, except as provided in Rules 11.2 and 11.3, no variation shall be made which would result in the Exercise Price for an allotted Share being less than its nominal value.

11.2

Any adjustment made to the Exercise Price of unissued Shares which would have the effect of reducing the Exercise Price to less than the nominal value of the Shares shall only be made if and to the extent that the Board are authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Exercise Price. The Board may apply such sum in paying up such amount on such Shares so that on the exercise of any Option in respect of which such a reduction shall have been made, the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

11.3

Where an Option subsists over both issued and unissued Shares, an adjustment may only be made under Rule 11.2 if the reduction of the Exercise Price in relation to Options over both issued and unissued Shares can be made to the same extent.

11.4

The Board may take such steps as they consider necessary to notify Optionholders of any adjustment made under this Rule 11 and to call in, cancel, endorse, issue or re-issue any Agreement consequent upon such adjustment.

12.	ADMINISTRATION

12.1

The Board shall have power from time to time to make and vary such regulations (not being inconsistent with this Scheme) for the implementation and administration of this Scheme and/or the Agreement as they think fit.

12.2	The decision of the Board shall be final and binding in all matters relating to this.

12.3	The costs of establishing and administering this Scheme shall be borne by the Company.

12.4	The Company may, but shall not be obliged to, provide Optionholders with copies of any notices circulars or other documents sent to shareholders of the Company.

13.	AMENDMENTS

13.1

The Board may alter or add to all or any of the Rules of this Scheme in any respect with effect from a current, future or past date by a resolution of the Board provided that where any alteration would abrogate or adversely affect the subsisting rights of an Optionholder it will not be effective unless such alteration is made with the consent in writing of holders of more than 50% of the Shares which would be issued if all the Options affected by the alteration were exercised in full.

13.2	Notwithstanding Rule 13.1, the Board may alter or add to all or any of the provisions of this Scheme and/or Agreement and the terms of any Options as they consider necessary or desirable in order to:

(a)	make the administration of this Scheme more effective or easier;

(b)	comply with or take account of the provisions of any proposed or existing legislation;

(c)	take account of any of the events mentioned in Rules 6, 7 and 8; or

(d)	obtain or maintain favourable tax or regulatory treatment for the Company or any Group Company or any Optionholder,

without the need for the consent of Optionholders provided that such amendments or additions do not affect the basic principles of this Scheme and/or Agreements.

13.3	Written notice of any amendment to this Scheme shall be given to all Optionholders affected thereby.

14.	GENERAL

14.1

This Scheme shall commence upon the date the Board adopt this Scheme and shall (unless previously terminated by a resolution of the Board) terminate on the expiry of the period of ten years from such date. On termination no further Options may be granted but such termination shall be without prejudice to any accrued rights in existence at the date thereof.

14.2

The Company will at all times keep available sufficient authorised and unissued Shares, or shall ensure that sufficient Shares will be available, to satisfy the exercise to the full extent still possible of all Options not lapsed pursuant to the provisions of these Rules, taking account of any other obligations of the Company to issue Shares.

14.3	Notwithstanding any other provision of this Scheme:

(a)

this Scheme shall not form part of any contract of employment between any Group Company and any Employee of any such company and the rights and obligations of any individual under the terms of his office or employment with any Group Company shall not be affected by his participation in this Scheme or any right which he may have to participate in it and this Scheme shall afford such an individual no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason whatsoever, including if such termination of employment was lawful or unlawful;

(b)

no Optionholder shall be entitled to any compensation or damages for any loss or potential loss which he may suffer by reason of being unable to exercise an Option in consequence of the loss or termination of his office or employment with any Group Company for any reason whatsoever including if such termination of employment was lawful or unlawful;

(c)

this Scheme shall not confer on any person any legal or equitable rights (other than those constituting the Options themselves) against any Group Company directly or indirectly, or give rise to any cause of action at law or in equity against any Group Company.

14.4

Save as otherwise provided in this Scheme any notice or communication to be given by the Company to any Optionholder may be personally delivered or sent by email or by ordinary post to his last known address. Where a notice or communication is sent by post it shall be deemed to have been received 48 hours after the same was put into the post properly addressed and stamped and where a notice or communication is sent by email it shall be deemed to have been received on receipt of a delivery receipt confirmation email. Share certificates and other communications sent by post will be sent at the risk of the Optionholder concerned and the Company shall have no liability whatsoever to any such person in respect of any notification, document, share certificate or other communication so given, sent or made.

14.5	Any notice to be given to the Company shall be delivered or sent by either post or email to the Company at its registered office and shall be effective upon receipt.

14.6	This Scheme and all Options granted under it shall be governed by and construed in accordance with English law.

15.	DATA PROTECTION

15.1

In accepting the grant of an Option each Optionholder consents to the collection, holding, processing and transfer of his Personal Data by the Company or any Grantor for all purposes connected with the operation of this Scheme.

15.2	The purposes connected with the operation of this Scheme referred to in Rule 15.1 include, but are not limited to:

(a)	holding and maintaining details of the Optionholder’s Options;

(b)	transferring the Optionholder’s Personal Data to the trustee of an employee benefit trust, the Company’s registrars or brokers or any administrators of the Scheme; and

(c)

transferring the Optionholder’s Personal Data to a bona fide prospective buyer of the Company or the prospective buyer’s advisers, provided that the prospective buyer, and its advisers, irrevocably agree to use the Optionholder’s Personal Data only in connection with the proposed transaction and in accordance with the data protection principles set out in the Data Protection Act 1998; and

(d)

transferring the Optionholder’s Personal Data under rule 15.2(b) or rule 15.2(c) to a person who is resident in a country or territory outside the European Economic Area that may not provide the same statutory protection for the information as countries within the European Economic Area.